PROSPECTUS and	PRICING SUPPLEMENT NO. 7
PROSPECTUS SUPPLEMENT, each	Dated October 2, 2017
Dated April 7, 2017	Registration Statement No. 333-217193
Filed Pursuant to Rule 424(b)(2)

U.S. $21,250,000,000

JOHN DEERE CAPITAL CORPORATION

MEDIUM-TERM NOTES, SERIES G

Due 9 Months or More from Date of Issue

$300,000,000 Floating Rate Senior Notes Due July 5, 2019

The Medium-Term Notes offered hereby will be Floating Rate Notes and senior securities as more fully described in the accompanying Prospectus and Prospectus Supplement and will be denominated in U.S. Dollars.

CUSIP / ISIN:	24422ETX7 / US24422ETX75

Date of Issue*:	October 5, 2017

Maturity Date:	July 5, 2019

Principal Amount:	$300,000,000

Interest Rate Basis:	USD-LIBOR-Reuters (Reuters Page LIBOR01)

Index Maturity:	3-Month

Spread:	LIBOR + 12 bps

Initial Interest Determination Date:	October 3, 2017

Day Count:	Actual/360, Adjusted

Interest Reset Dates:	Quarterly on the 5th of January, April, July and October, commencing on January 5, 2018.

Interest Determination Dates:	Two London Business Days preceding such Interest Reset Date

Interest Payment Dates:	Quarterly on the 5th of January, April, July and October, commencing on January 5, 2018 and ending on the maturity date.

Minimum Interest Rate:	0.000%

Day Count Convention:	Modified Following, Adjusted

Redemption Provision:	None

Price to Public:	100.000% plus accrued interest from October 5, 2017

Plan of Distribution:

Name	Principal Amount Of Notes
Deutsche Bank Securities Inc.	$90,000,000
J.P. Morgan Securities LLC	90,000,000
RBC Capital Markets, LLC	90,000,000
Credit Suisse Securities (USA) LLC	10,000,000
Loop Capital Markets LLC	10,000,000
Standard Chartered Bank	10,000,000

Total	$300,000,000

The above Agents have severally agreed to purchase the respective principal amount of Notes, opposite their names as principal, at a price of 99.900% plus accrued interest from October 5, 2017. Standard Chartered Bank will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of the Financial Industry Regulatory Authority, Inc.

* Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers of the notes who wish to trade the notes on the date hereof will be required, by virtue of the fact that the notes initially will settle in T+3, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement.